Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is entered into as of April 4, 2014, by and between Equity One, Inc. (the “Company”), a Maryland corporation, and Mark Langer (the “Executive”).

WHEREAS, the parties have entered into an Employment Agreement dated as of January 11, 2011 and effective as of February 1, 2011 (the “Agreement”), for the purposes of setting forth the terms and conditions of the employment relationship between Executive and the Company;

WHEREAS, Executive has been serving as the Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, the Company believes that Executive’s services will continue to be integral to the success of the Company, and the Company wishes to retain the services of Executive and expects that Executive’s continued contribution to the growth of the Company will be substantial; and

WHERAS, the Company and Executive desire to extend the term of Executive’s employment through June 30, 2015 on the terms and conditions set forth in the Agreement and as amended herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive each hereby agrees to amend the Agreement as follows:

1. Definitions. All capitalized terms in this Amendment not otherwise defined herein have the meanings defined in the Agreement.

2. Term. Section 2 of the Agreement is hereby amended to read in its entirety:

The period of employment of Executive by the Company hereunder (the “Employment Period”) shall commence on the Effective Date and shall continue through June 30, 2015 (or, in the event of any renewal and extension mutually agreed by the parties hereto, the last day of the relevant renewal or extension period) or such earlier date on or as of which this Agreement or Executive’s employment hereunder is terminated in accordance with the terms hereof. Subject to this Agreement or Executive’s employment hereunder being terminated in accordance with the terms hereof or prior to June 30, 2015 (or, in the event of any renewal and extension mutually agreed by the parties hereto, the last day of the relevant renewal or extension period), this Agreement and the Employment Period automatically shall terminate unless both parties reach agreement on a successor agreement or an extension of this Agreement. As used herein, “End of Term Date” means June 30, 2015; provided, however, that if this Agreement and the Employment Period shall (as provided above) have been extended by mutual agreement of the parties, “End of Term Date” means the last date of such renewal or extension period.

3. Compensation and Related Matters. Section 5(b)(i) of the Agreement is hereby amended to read in its entirety:

(A) The Compensation Committee of the Board (the “Compensation Committee”) shall review Executive’s performance with the Chief Executive Officer for calendar year 2014 and cause the Company to award Executive an annual bonus (“Bonus”) in such amount as the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company, provided, however, that in no event shall Executive’s annual bonus for calendar year 2014 be less than an amount equal to one hundred percent (100%) of the Base Salary of Executive for such calendar year. Subject to the immediately preceding sentence of this Section 5(b)(i)(A), the amount of Executive’s Bonus shall be determined by the Compensation Committee and shall depend on, among other things, the Company’s achievement of certain performance levels established from time to time by the Compensation Committee (such performance levels, as from time to time established by the Compensation Committee, the “Performance Levels”), which may (in the sole and absolute discretion of the Compensation Committee) include, without limitation, growth of earnings, funds from operations per share of Company stock, earnings per share of Company stock and Executive’s performance and contribution to increasing the funds from operations, as well as such individual goals for Executive as the Compensation Committee may deem appropriate. Any Bonus payable to Executive as contemplated by this Section 5(b)(i)(A) shall be payable 100% in cash, and shall be paid to Executive on or before March 15, 2015.

(B) The Compensation Committee shall review Executive’s performance with the Chief Executive Officer for the period commencing on January 1, 2015 and ending on June 30, 2015 and cause the Company to award Executive a Bonus in such amount as the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company during that period, provided, however, that in no event shall Executive’s annual bonus for such period in calendar year 2015 be less than an amount equal to one hundred percent (100%) of the Base Salary of Executive for such calendar year multiplied by a fraction, the numerator of which is the number of days that Executive was employed in calendar year 2015, and the denominator of which shall be 365. Subject to the immediately preceding sentence of this Section 5(b)(i)(B), the amount of Executive’s Bonus shall be determined by the Compensation Committee and shall depend on, among other things, the Company’s achievement of certain Performance Levels, which may (in the sole and absolute discretion of the Compensation Committee) include, without limitation, growth of earnings, funds from operations per share of Company stock, earnings per share of Company stock and Executive’s performance and contribution to increasing the funds from operations, as well as such individual goals for Executive as the Compensation Committee may deem appropriate. Any Bonus payable to Executive as contemplated by this Section 5(b)(i)(B) shall be payable 100% in cash, and shall be paid to Executive on or before July 31, 2015.

4. Compensation and Related Matters. Section 5(b)(ii) of the Agreement is hereby amended to read in its entirety:

Subject to Section 8(b)(ii) below, no Bonus shall be payable hereunder to Executive with respect to calendar year 2014 unless Executive is employed hereunder by the Company as of the last day of such calendar year. Subject to Section 8(b)(ii) below, no Bonus shall be payable hereunder to Executive with respect to calendar year 2015 unless Executive is employed hereunder by the Company as of June 30, 2015.

5. Compensation and Related Matters. A new Section 5(j) shall be added to the Agreement to read in its entirety:

Retention Bonus. In addition to the foregoing, and subject to Executive being employed by the Company through the Employment Period and satisfaction by the Executive of the Qualifying Conditions, the Company shall award Executive a retention bonus (“Retention Bonus”) in the amount of $400,000, payable 100% in a lump sum cash payment on the End of Term Date, provided, however, in the event that Executive’s employment is terminated prior to the end of the Employment Term for any reason other than a Termination by the Company for Cause or a Termination by Executive Other Than for Good Reason, the Company shall pay Executive the Retention Bonus in a lump sum cash payment no later than 30 days after the Date of Termination, notwithstanding the fact that Executive was not employed through the Employment Period.

6. Termination by Company Without Cause, Termination by Executive for Good Reason. (a) Sections 8(b)(ii)-(iv) shall be amended to read in their entirety:

(ii) In the event that Executive’s employment is terminated hereunder prior to December 31, 2014, and subject to the Qualifying Conditions, on the Entitlement Commencement Date, the Company shall pay to Executive a lump-sum cash payment equal to (A) Executive’s then current Base Salary through December 31, 2014, without giving effect to an earlier termination of the Employment Period or this Agreement based on the termination of Executive’s employment, plus (B) his Bonus for 2014 (i.e., a lump sum payment equal to 100% of the Base Salary of Executive for such calendar year) payable in a lump-sum cash payment no later than 30 days after Date of Termination. In the event that Executive’s employment is terminated hereunder between January 1, 2015 and the End of Term Date, and subject to the Qualifying Conditions, the Company shall (i) pay to Executive a Pro-Rata Bonus for the year of termination equal to one hundred percent (100%) of the Base Salary of Executive for such calendar year multiplied by a fraction, the numerator of which is the number of days that Executive was employed in calendar year 2015, and the denominator of which shall be 365, payable in a lump-sum cash payment no later than 30 days after the Date of Termination and (ii) award the Contingent Grant Shares to the Executive no later than 30 days after the Date of Termination to the extent the performance conditions applicable thereto have been satisfied by the Executive but the award has not yet been made.

(iii) Subject to the Qualifying Conditions, on the Entitlement Commencement Date, all unvested stock options granted to Executive prior to the Date of Termination shall become fully vested and exercisable, and all stock options shall remain exercisable for a period equal to the lesser of six months and the remainder of their originally scheduled terms.

(iv) Subject to the Qualifying Conditions, on the Entitlement Commencement Date, all unvested restricted stock granted to Executive prior to the Date of Termination shall become fully vested and freely tradable.

(b) Section 8(b)(vi) shall be amended to read in its entirety:

(vi) Intentionally left blank.

7. Vesting Upon End of Term Date. Section 8(d) of the Agreement is hereby amended to read in its entirety:

If the Employment Period and this Agreement shall expire on the End of Term Date, as contemplated by Section 2, (i) all unvested stock options granted to Executive prior to the Date of Termination shall become fully vested and exercisable, and all stock options shall remain exercisable for a period equal to the lesser of six months and the remainder of their originally scheduled terms (it being agreed that in the event Executive’s employment is terminated for any reason other than expiry upon the End of Term Date, termination by the Company without Cause or termination by the Executive for Good Reason, all stock options shall remain exercisable for the period of time specified in the applicable option award agreement), and (ii) all unvested restricted stock granted to Executive prior to the Date of Termination shall become fully vested and freely tradable as of the End of Term Date.

8. Non-Competition. Section 11(a) of the Agreement is hereby amended to read in its entirety:

During the Employment Period and for a period of one (1) year after the termination of Executive’s employment in the event of a Termination by the Company for Cause or a Termination by Executive Other Than for Good Reason, Executive shall not, without the prior written consent of the Board, directly or indirectly, enter into the employment of, render any services to, invest in, lend money to, engage, manage, operate, own or otherwise offer other assistance to, or participate in, as an officer, director, manager, employee, principal, proprietor, representative, stockholder, member, partner, associate, consultant or otherwise, any person or entity that competes, plans to compete or is considering competing with the Company in any business of the Company existing or proposed at the time Executive shall cease to perform services hereunder (a “Competing Entity”) in any state or with respect to any region of the United States, in either case in which the Company conducts material operations (defined as accounting for 10% or more of the Company’s revenue), or owns assets the value of which totals 10% or more of the total value of the Company’s assets, at any time during the term of this Agreement (collectively, the “Territory”). Notwithstanding the foregoing, Executive shall be permitted to own up to a five percent (5%) equity interest in a publicly traded Competing Entity. In the event any term in this Section 11(a) conflicts with any term(s) herein or in any other agreement to which Executive is a party, this Amendment shall govern.

9. Attorneys’ Fees. Section 16 is hereby amended to read in its entirety:

The Company shall reimburse Executive up to $8,000 for the reasonable attorneys’ fees and costs incurred by Executive in connection with the review, negotiation and execution of this Agreement and Amendment. If either party is required to seek legal counsel to interpret or enforce the terms and provisions of this Agreement or Amendment, the prevailing party in any action, suit or proceeding shall be entitled to recover reasonable attorneys’ fees and costs (including on appeal).

10. Representations and Warranties. The Company represents and warrants that (i) the execution, delivery and performance of this Amendment by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Amendment on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Amendment does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound, and (iv) upon execution and delivery of this Amendment by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

11. Effect on Agreement. Except as set forth in this Amendment, the Agreement shall remain in full force and effect and references in the Agreement to “this Agreement,” “hereunder,” “herein,” “hereto,” and words of like effect shall mean the Agreement as amended by this Amendment. In the event any term in this Amendment conflicts with any term(s) of the Agreement, this Amendment shall govern.

12. Governing Law. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Florida without regard to its conflicts of law principles.

13. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile and PDF counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

EQUITY ONE, INC.

/s/ Jeffrey S. Olson
Name: Jeffrey S. Olson Title: Chief Executive Officer
EXECUTIVE

/s/ Mark Langer
MARK LANGER

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